Exhibit 99.1

Priceline.com Reports Financial Results

For 4th Quarter And Full-Year 2008

     NORWALK, Conn., February 18, 2009 . . .. Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 4th quarter and full-year 2008.  Gross travel bookings for the 4th quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, rose 22.9% year-over-year to approximately $1.5 billion.

Priceline.com had revenues in the 4th quarter of $406.0 million, a 21.3% increase over a year ago.  The Company’s international operations contributed revenues in the 4th quarter of $127.5 million, a 24.4% increase versus a year ago (approximately 44% growth on a local currency basis).  Priceline.com’s gross profit for the 4th quarter was $205.1 million, a 28.0% increase from the prior year.  The Company’s international operations contributed gross profit in the 4th quarter of $126.6 million, a 25.0% increase versus a year ago (approximately 45% growth on a local currency basis).  Priceline.com had GAAP net income for the 4th quarter of $33.3 million or $0.73 per diluted share, which compares to $32.9 million or $0.68 per diluted share in the same period a year ago.

Pro forma net income in the 4th quarter was $1.29 per diluted share, an increase of 34.4% over a year ago.  First Call analyst consensus for the 4th quarter 2008 was $1.05 per diluted share. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

For full-year 2008, priceline.com’s gross travel bookings were approximately $7.4 billion, a 53.2% increase over 2007.  Full-year 2008 revenues were $1.9 billion, a 33.7% increase over a year ago.  Priceline.com’s gross profit for 2008 was $956.0 million, a 49.5% increase from the prior year.  Priceline.com had GAAP net income for 2008 of $193.5 million or $3.98 per diluted share, which compares to $155.5 million or $3.42 per diluted share a year ago.  Pro forma net income for 2008 was $5.96 per diluted share, a 47.5% increase over a year ago.  First Call analyst consensus for full-year 2008 was $5.77 per diluted share.

“Priceline continued to grow and take market share in the United States and internationally despite very challenging global economic conditions”, said priceline.com President and Chief Executive Officer Jeffery H. Boyd. “Worldwide recessionary conditions have resulted in lower overall travel demand and we have seen hotels significantly reduce their average daily rates in response to declining hotel occupancy rates.”

“Our international operations grew its 4th quarter gross travel bookings by 27.6% excluding foreign exchange impact.” Mr. Boyd continued, “Booking.com continued to strengthen its position as the largest and fastest-growing online hotel reservations service in Europe, growing its supplier base by 47% year-over-year.  With over 60,000 properties in over 70 countries around the world, Booking.com offers an extensive and growing collection of attractively priced hotels in leading destinations around the world.  By being available in 21 different languages, Booking.com provides an unmatched level of consumer accessibility.  We believe that this breadth of offerings and services was a major factor in Ryanair’s recent choice of Booking.com to power its hotel booking engine. In the 4th quarter, Agoda.com had its one year anniversary under the priceline.com umbrella.  Despite significant external challenges in its local markets, Agoda achieved organic gross bookings growth of over 100% in 2008.”

“In the U.S., priceline.com’s gross travel bookings grew in the 4th quarter by what we believe is a market-leading 31.1% year over year as our value brand and low prices appealed to cost-conscious consumers and suppliers used our Name Your Own Price®  distribution to sell their services in the face of slowing demand.  For more than a decade, priceline.com has built a travel brand that is synonymous with delivering the lowest price, supported by a robust collection of published-price and Name Your Own Price® travel services.  We believe that our brand identity and an effective marketing campaign featuring The Priceline Negotiator, is resonating with customers in this difficult economic climate.”

Looking forward, Mr. Boyd said, “We are in the midst of a period of unprecedented economic turbulence that is significantly impacting travel demand, pricing and currency exchange rates.  Our goals are to continue building our global brands and deliver value to customers looking for the best travel value and suppliers looking to drive demand in a challenging market.”

Forward Guidance

Priceline.com said it was targeting the following for 1st quarter 2009:

•                  Year-over-year increase in gross travel bookings of approximately 0.0% — 7.5%.

•                  Year-over-year change in international gross travel bookings of approximately (7.5%) — 0.0% (an increase of approximately 8.0% — 16.0% on a local currency basis).

•                  Year-over-year increase in revenue of approximately 5.0% — 10.0%.

•                  Year-over-year increase in gross profit of approximately 5.0% — 10.0%.

•                  Pro forma EBITDA of approximately $50 million to $55 million.

•                  Pro forma net income of between $0.85 and $0.95 per diluted share.

Given the current macro-economic conditions, the Company stated that it would not provide earnings guidance beyond the first quarter and noted that its actual performance during the 1st quarter 2009 against the guidance above is subject to greater variability than it had been in the past.

Pro forma guidance for the 1st quarter 2009:

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes option payroll tax expense,

•                  excludes non-cash interest expense and gains or losses on debt extinguishment, if any, recorded pursuant to the provisions of FSP APB 14-1,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of the pro forma adjustments,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on outstanding diluted common shares outstanding, and

•                  includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because pro forma net income has been adjusted to exclude stock-based compensation.

In addition, pro forma EBITDA excludes depreciation and amortization expense and includes the impact of foreign currency transactions and other expenses.

When aggregated, the foregoing adjustments are expected to increase pro forma EBITDA over GAAP operating income by approximately $21 million in 1st quarter 2009.

In addition, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $27 million in the 1st quarter 2009.  On a per share basis, the Company estimates GAAP net income of approximately $0.28 to $0.38 per diluted share for the 1st quarter 2009.

In May 2008, the FASB issued FASB Staff Position No. APB 14-a, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-a”).  FSP APB 14-a requires cash settled convertible debt, such as our convertible senior notes, to be separated into debt and equity components at issuance and a value to be assigned to each.

The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar bond without the conversion feature.  The difference between the bond cash proceeds and this estimated fair value, representing the value assigned to the equity component, is recorded as a debt discount and amortized to interest expense over the life of the bond.  Although FSP APB 14-a will have no impact on our actual past or future cash flows, it will require us to adjust our previously issued financial statements and record a significant amount of non-cash interest expense as the debt discount is amortized and may result in losses on extinguishment that would not have occurred under previous GAAP.  FSP APB 14-a is effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Company estimates that the adoption of FSP APB 14-1 will increase non-cash interest expense for the years ended December 31, 2008, 2007 and 2006 by approximately $26 million ($16 million net of tax), $28 million ($17 million net of tax),  and $6 million ($3.6 million net of tax), respectively.  The estimated impact to fiscal year 2009 non-cash interest expense is an increase of approximately $21 million ($13 million net of tax), excluding the impact of future debt conversions, if any.

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “goal,” “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

•  adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major airline, or the outbreak of an epidemic or pandemic disease;

•  adverse changes in the Company’s relationships with airlines and other product and  service providers and vendors which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

•  fluctuations in foreign exchange rates;

•  the effects of increased competition;

•  a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

•  our ability to expand successfully in international markets;

•  the ability to attract and retain qualified personnel;

•  difficulties integrating recent or future acquisitions, such as the 4th quarter 2007 acquisition of Agoda, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

•  the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

•  systems-related failures and/or security breaches, including without limitation, “denial-of-service” type attacks on our system, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach; and

•  legal and regulatory risks;

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma EBITDA represents GAAP operating income excluding depreciation and amortization expense, plus foreign currency transactions and other expense and the applicable pro forma adjustments described below.

Pro forma EBITDA, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies.  Priceline.com believes that pro forma EBITDA, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods. These pro forma metrics, in particular pro forma EBITDA and pro forma net income, are not intended to represent funds available for priceline.com’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP.  The items excluded from these pro forma metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. Pro forma financial information is adjusted for the following items:

•                  Cash expenses incurred in 2007 associated with the settlement of the 2000 securities litigation is excluded because of the non-recurring nature of the settlement.

•                  Cash benefit recorded in 2007 associated with the refund by the Internal Revenue Service of excise taxes paid on merchant airline tickets is excluded because of its non-recurring nature.

•                  Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•                  Stock-based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded because they do not impact cash earnings and are reflected in earnings per share through increased share count.

•                  Payroll tax expense related to stock-based compensation is excluded because the expense is driven primarily by stock option exercise and share award vesting activity and the market price of priceline.com’s common stock and often shows volatility unrelated to operating results.

•                  Interest expense that will be recorded in 2009 upon the January 1, 2009 adoption of FASB Staff Position No. APB 14-a, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” because it is non-cash in nature.

•                  Income tax expense is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carry forwards.

In addition, pro forma income tax expense in 3rd quarter 2007 is adjusted to exclude the non-cash tax benefit from reversing $47.9 million of valuation allowance on priceline.com’s deferred tax asset and to exclude the $1.2 million non-recurring income tax benefit related to the impact on deferred taxes of an enacted reduction in certain international statutory tax rates.  Further, pro forma net income for 4th quarter 2007 excludes the $3.6 million non-recurring income tax benefit resulting from the recognition of foreign capital allowance carry forwards.

•                  Minority interest is adjusted for the impact of certain of the pro forma adjustments described above.

•                  Finally, for calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above

•                  fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” related to priceline.com’s convertible securities that increase the effective conversion price of the currently outstanding 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge in 2011 and 2013 if and when shares are delivered.

•                  All common stock warrants and unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States.  The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 27 languages in over 75 countries in Europe, North America, Asia, the Middle East and Africa.  Included in the priceline.com family of companies is Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service.

Priceline.com believes that Booking.com is Europe’s largest and fastest growing hotel reservation service, with a network of affiliated Web sites. Booking.com operates in over 70 countries in 21 languages and offers its customers access to over 60,000 participating hotels worldwide.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service.  In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available.

Priceline.com also operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com. Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee. Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

###

For press information: Brian Ek at priceline.com brian.ek@priceline.com 203-299-8167

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share data)

	December 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$364,550	$385,359
Restricted cash	2,528	1,350
Short-term investments	98,888	122,499
Accounts receivable, net of allowance for doubtful accounts of $8,429 and $2,309, respectively	92,328	70,712
Prepaid expenses and other current assets	23,463	19,048
Deferred income taxes	42,082	14,032
Total current assets	623,839	613,000

Property and equipment, net	29,404	27,088
Intangible assets, net	193,231	182,748
Goodwill	326,863	287,159
Deferred income taxes	153,955	218,519
Other assets	16,685	22,342

Total assets	$1,343,977	$1,350,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$46,290	$47,708
Accrued expenses and other current liabilities	77,713	59,589
Deferred merchant bookings	29,664	17,750
Convertible debt	392,985	569,796
Total current liabilities	546,652	694,843

Deferred taxes	48,933	46,502
Other long-term liabilities	18,010	13,368
Total liabilities	613,595	754,713

Commitments and Contingencies Minority interest	—	17,036

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 47,664,766, and 45,117,685 shares issued, respectively	367	346
Treasury stock, 6,685,048 and 6,646,408 shares, respectively	(493,555)	(489,106)
Additional paid-in capital	2,177,000	2,124,029
Accumulated deficit	(913,033)	(1,106,506)
Accumulated other comprehensive income	(40,397)	50,344
Total stockholders’ equity	730,382	579,107

Total liabilities and stockholders’ equity	$1,343,977	$1,350,856

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Merchant revenues, including $18,592 excise tax refund in 2007	$268,816	$226,693	$1,218,162	$1,002,824
Agency revenues	132,973	105,768	648,792	398,246
Other revenues	4,252	2,392	17,852	8,339
Total revenues	406,041	334,853	1,884,806	1,409,409

Cost of revenues (1)	200,976	174,701	928,835	769,997

Gross profit	205,065	160,152	955,971	639,412

Operating expenses:
Advertising - Offline	7,779	6,935	38,032	35,963
Advertising - Online	55,761	43,434	270,713	172,676
Sales and marketing	20,233	11,131	77,948	47,158
Personnel, including stock-based compensation of $11,452, $5,494, $40,522 and $16,253, respectively	41,998	30,885	163,785	102,992
General and administrative, including net cost of litigation settlement of $55,350 in 2007	15,749	8,943	55,267	91,837
Information technology	4,268	4,373	17,956	13,779
Depreciation and amortization	10,444	10,439	42,796	37,072

Total operating expenses	156,232	116,140	666,497	501,477

Operating income	48,833	44,012	289,474	137,935

Other income (expense):
Interest income, including $3,346 of interest on excise tax refund in 2007	1,521	5,398	11,660	25,776
Interest expense	(2,588)	(2,851)	(9,375)	(10,412)
Foreign currency transactions and other	5,363	(1,414)	3,810	(3,276)
Total other income	4,296	1,133	6,095	12,088

Earnings before income taxes, equity in loss of investees and minority interests	53,129	45,145	295,569	150,023
Income tax (expense) benefit	(19,827)	(11,228)	(98,408)	12,059
Equity in loss of investees and minority interests	(47)	(1,055)	(3,688)	(5,000)
Net income	33,255	32,862	193,473	157,082
Preferred stock dividend	—	—	—	(1,555)

Net income applicable to common stockholders	$33,255	$32,862	$193,473	$155,527

Net income applicable to common stockholders per basic common share	$0.82	$0.86	$4.92	$4.13

Weighted average number of basic common shares outstanding	40,504	38,082	39,299	37,671

Net income applicable to common stockholders per diluted common share	$0.73	$0.68	$3.98	$3.42

Weighted average number of diluted common shares outstanding	45,550	48,350	48,671	45,504

(1)     Cost of revenues entirely reflect Name Your Own Price® transactions whose revenues are recorded “gross” with a    corresponding cost of revenue while retail transactions are recorded “net” with no corresponding cost of revenues.

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES:
Net income	$193,473	$157,082	$74,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,388	11,814	10,124
Amortization	28,680	25,686	24,782
Provision for uncollectible accounts, net	13,113	4,886	5,071
Deferred income taxes	28,136	(47,963)	(27,805)
Stock-based compensation expense	40,522	16,253	14,928
Amortization of debt issuance costs	3,716	3,201	1,925
Equity in loss of investees, net and minority interests	3,688	5,000	3,554
Restructuring charge, net	—	—	135
Loss on impairment of investment	843	—	—
Changes in assets and liabilities:
Accounts receivable	(42,888)	(24,227)	(21,178)
Prepaid expenses and other current assets	(5,153)	(9,166)	(2,562)
Accounts payable, accrued expenses and other current liabilities	32,245	9,778	27,372
Other	4,790	3,671	1,269
Net cash provided by operating activities	315,553	156,015	112,081
INVESTING ACTIVITIES:
Purchase of investments	(196,308)	(173,904)	(111,953)
Maturity of investments	218,555	57,854	176,845
Purchase of shares held by minority interests	(154,034)	(76,058)	(19,830)
Additions to property and equipment	(18,322)	(15,949)	(12,851)
Acquisitions and other equity investments, net of cash acquired	(599)	(14,580)	(3,104)
Change in restricted cash	(1,197)	1,138	19,884
Net cash (used in) provided by investing activities	(151,905)	(221,499)	48,991
FINANCING ACTIVITIES:
Payments related to conversion of senior notes	(176,943)	—	—
Proceeds from issuance of convertible senior notes	—	—	345,000
Repurchase of common stock	(4,449)	(2,638)	(135,840)
Proceeds from exercise of stock options	5,507	19,820	14,134
Payment of debt issuance costs	—	(1,334)	(9,053)
Purchase of conversion spread hedges	—	—	(37,398)
Excess tax benefit on stock-based compensation	7,037	3,597	280
Net cash (used in) provided by financing activities	(168,848)	19,445	177,123
Effect of exchange rate changes on cash and cash equivalents	(15,609)	7,821	5,041
Net (decrease) increase in cash and cash equivalents	(20,809)	(38,218)	343,236
Cash and cash equivalents, beginning of period	385,359	423,577	80,341
Cash and cash equivalents, end of period	$364,550	$385,359	$423,577
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$66,948	$31,550	$16,463
Cash paid during the period for interest	$6,353	$7,542	$3,552

priceline.com Incorporated

RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share data)

		Three Months Ended December 31,		Year Ended December 31,
		2008	2007	2008	2007
RECONCILIATION OF GAAP OPERATING INCOME TO PRO FORMA EBITDA

	GAAP Operating income	$48,833	$44,012	$289,474	$137,935

(a)	Airline excise tax refund	—	—	—	(18,592)
(c)	Favorable litigation settlement related to credit card processing fees	—	(1,190)	—	(1,190)
(d)	Stock-based compensation	11,452	5,494	40,522	16,253
(e)	Securities litigation settlement, net of insurance contribution	—	(15)	—	55,350
(e)	Stock-based compensation payroll taxes	10	148	719	909
(l)	Amortization of acquired intangible assets in Cost of revenues	—	428	272	428
(l)	Depreciation and amortization	10,444	10,439	42,796	37,072
(m)	Foreign currency transactions and other	5,363	(1,414)	3,810	(3,276)

	Pro Forma EBITDA	$76,102	$57,902	$377,593	$224,889

		Three Months Ended December 31,		Year Ended December 31,
		2008	2007	2008	2007
RECONCILIATION OF GAAP TO PRO FORMA NET INCOME

	GAAP Net income	$33,255	$32,862	$193,473	$155,527

(a)	Airline excise tax refund	—	—	—	(18,592)
(b)	Amortization of acquired intangible assets in Cost of revenues	—	428	272	428
(b)	Amortization of acquired intangible assets in Depreciation and amortization	6,855	6,853	28,408	25,177
(c)	Favorable litigation settlement related to credit card processing fees	—	(1,190)	—	(1,190)
(d)	Stock-based compensation	11,452	5,494	40,522	16,253
(e)	Securities litigation settlement, net of insurance contribution	—	(15)	—	55,350
(e)	Stock-based compensation payroll taxes	10	148	719	909
(f)	Accrued interest income on excise tax refund	—	—	—	(3,346)
(g)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	6,657	1,719	28,260	(48,730)
(h)	Impact on minority interests of other pro forma adjustments	—	(107)	(818)	(881)
(i)	Preferred stock dividend	—	—	—	1,555

	Pro Forma Net income	$58,229	$46,192	$290,836	$182,460

		Three Months Ended December 31,		Year Ended December 31,
		2008	2007	2008	2007
RECONCILIATION OF GAAP TO PRO FORMA NET INCOME PER DILUTED COMMON SHARE

	GAAP Weighted average number of diluted common shares outstanding	45,550	48,350	48,671	45,504

(j)	Adjustment for Conversion Spread Hedges	(1,368)	(844)	(859)	(1,202)
(k)	Adjustment for warrants and restricted stock	1,106	842	989	855

	Pro Forma Weighted average number of diluted common shares outstanding	45,288	48,348	48,801	45,157

	Net income applicable to common stockholders per diluted common share GAAP	$0.73	$0.68	$3.98	$3.42

	Pro Forma	$1.29	$0.96	$5.96	$4.04

(a)	Airline excise tax refund is recorded in Merchant revenue.
(b)	Amortization of acquired intangible assets is recorded in Cost of revenues and Depreciation and amortization.
(c)	Favorable litigation settlement related to credit card processing fees is recorded in Sales and marketing.
(d)	Stock-based compensation is recorded in Personnel expense.
(e)	Securities litigation settlement and stock-based compensation payroll taxes are recorded in General and administrative expense.
(f)	Accrued interest income on airline excise tax refund is recorded in Interest income.
(g)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes are recorded in Income tax expense.
(h)	Impact on minority interests of other pro forma adjustments are recorded in Equity in loss of investees and minority interests.
(i)	Preferred stock dividend is recorded in the respective expense line item.
(j)

Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the currently outstanding Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(k)

All common stock warrants and shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense.

(l)	Depreciation and amortization are excluded from Operating income to calculate EBITDA.
(m)	Foreign currency transactions and other are added to Operating income to calculate EBITDA.

priceline.com Incorporated

Statistical Data

In thousands

(Unaudited)

Gross Bookings	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08

Domestic	$504,752	$423,275	$478,812	$547,787	$602,205	$525,571	$720,968	$872,284	$799,578	$688,923
International**	398,416	319,136	519,679	687,124	788,478	679,760	1,037,644	1,237,681	1,250,850	792,190
Total	$903,168	$742,410	$998,491	$1,234,911	$1,390,683	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113

Agency	$600,406	$491,070	$710,528	$919,260	$1,042,619	$912,698	$1,370,119	$1,656,775	$1,603,693	$1,108,024
Merchant**	302,762	251,340	287,963	315,651	348,064	292,633	388,493	453,190	446,734	373,089
Total	$903,168	$742,410	$998,491	$1,234,911	$1,390,683	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113

Year/Year Growth
Domestic	13.1%	11.9%	1.0%	-4.0%	19.3%	24.2%	50.6%	59.2%	32.8%	31.1%
International	141.7%	101.4%	90.5%	92.7%	97.9%	113.0%	99.7%	80.1%	58.6%	16.5%
excluding F/X impact	131.8%	86.3%	74.5%	79.6%	83.4%	89.9%	75.0%	55.8%	44.7%	27.6%

Agency	74.9%	51.6%	47.9%	50.9%	73.7%	85.9%	92.8%	80.2%	53.8%	21.4%
Merchant	13.0%	18.1%	8.1%	-0.8%	15.0%	16.4%	34.9%	43.6%	28.3%	27.5%

Total	47.8%	38.3%	33.7%	33.2%	54.0%	62.4%	76.1%	70.9%	47.4%	22.9%

Units Sold	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08

Hotel Room-Nights	5,238	4,265	5,955	7,242	7,964	6,616	9,375	10,879	11,434	9,126
Year/Year Growth	49.7%	43.7%	43.4%	45.0%	52.0%	55.1%	57.4%	50.2%	43.6%	38.0%

Rental Car Days	2,044	1,789	2,003	2,278	2,338	2,002	2,612	2,815	2,333	2,224
Year/Year Growth	20.8%	36.1%	23.6%	13.9%	14.4%	11.9%	30.4%	23.6%	-0.2%	11.1%

Airline Tickets	666	588	639	687	819	790	1,169	1,362	1,186	1,135
Year/Year Growth	-2.0%	0.9%	-12.2%	-16.3%	23.0%	34.4%	83.0%	98.2%	44.8%	43.7%

	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08

Revenue	$313,467	$260,071	$301,389	$355,880	$417,287	$334,853	$403,180	$513,976	$561,609	$406,041
Year/Year Growth	21.1%	27.5%	24.6%	15.7%	33.1%	28.8%	33.8%	44.4%	34.6%	21.3%

Gross Profit	$123,547	$99,517	$119,717	$157,211	$202,331	$160,152	$181,103	$253,725	$316,078	$205,065
Year/Year Growth	54.4%	53.3%	65.7%	48.6%	63.8%	60.9%	51.3%	61.4%	56.2%	28.0%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

** Includes $37.5 million, $32.4 million, $24.2 million, $24.6 million and $13.4 million of Agoda gross bookings in 4Q08, 3Q08, 2Q08, 1Q08 and 4Q07, respectively since acquisition on November 6, 2007.

priceline.com Incorporated

Estimated Impact of Share Price Movements on Weighted Average GAAP and Pro Forma Diluted Shares Outstanding

In millions

(Unaudited)

The following table is intended to demonstrate the estimated potential impact of share price movements on the number of equivalent shares included in the fully diluted share count used to calculate diluted earnings per share.  Actual results are likely to differ due to the impact of option exercises, equity repurchases, issuances and forfeitures of restricted stock, restricted stock units and performance share units, any conversions of our convertible notes and the elimination of the anti-dilutive impact of our conversion spread hedges associated with the convertible notes converted prior to maturity. The table below is for illustrative purposes only; the Company is unable to predict its future stock price and the Company’s stock could trade below or above the per share prices in the table below.

		Estimated Weighted Average Number of Diluted Shares Outstanding
		GAAP		Adjustments(1)		Pro Forma
		1Q09	2009	1Q09	2009	1Q09	2009
Closing Share Price Assumption(2)	$30.00	44.6	42.4	(0.4)	1.1	44.2	43.5
	$35.00	44.9	42.5	(0.3)	1.1	44.6	43.6
	$40.00	45.3	43.4	(0.2)	0.4	45.0	43.8
	$45.00	45.6	44.2	(0.2)	(0.2)	45.4	44.0
	$50.00	45.8	44.8	(0.1)	(0.3)	45.7	44.5
	$55.00	46.1	45.4	(0.1)	(0.2)	46.0	45.2
	$60.00	46.3	45.9	(0.1)	(0.1)	46.3	45.7
	$65.00	46.5	46.3	(0.0)	(0.0)	46.5	46.2
	$70.00	46.7	46.6	0.0	0.0	46.7	46.6
	$75.00	46.9	46.9	0.1	0.1	47.0	47.0
	$80.00	47.1	47.2	0.1	0.1	47.2	47.4
	$85.00	47.2	47.5	0.1	0.2	47.4	47.7
	$90.00	47.4	47.7	0.2	0.2	47.5	47.9
	$95.00	47.5	47.9	0.2	0.3	47.7	48.2
	$100.00	47.7	48.1	0.2	0.3	47.9	48.4
	$105.00	47.8	48.3	0.2	0.3	48.0	48.6
	$110.00	47.9	48.4	0.3	0.4	48.2	48.8
	$115.00	48.0	48.6	0.3	0.4	48.3	49.0
	$120.00	48.1	48.7	0.3	0.4	48.4	49.1
	$125.00	48.2	48.8	0.3	0.4	48.6	49.3
	$130.00	48.3	49.0	0.3	0.5	48.7	49.4

(1)  Reflects the anti-dilutive impact of the “Conversion Spread Hedges” associated with convertible notes that remain outstanding to maturity and the dilutive impact of additional warrants and shares of unvested restricted stock and restricted stock units because pro forma net income has been adjusted to exclude preferred stock dividend and stock-based compensation.

(2)  Estimated weighted average number of diluted shares outstanding is estimated as follows:

1Q09: Uses actual daily share prices from January 1, 2009 through February 17, 2009, and the closing share price assumption from February 18, 2009 through December 31, 2009.

2009:  Uses actual daily share prices from January 1, 2009 through February 17, 2009, and the closing share price assumption from February 18, 2009 through December 31, 2009.